                                                                    EXHIBIT 10.2



                           MCM CAPITAL GROUP, INC.
                              5775 ROSCOE COURT
                         SAN DIEGO, CALIFORNIA 92123



                              As of May 22, 2000


Mr. J. Brandon Black


Dear Mr. Black:

      It is with great pleasure that we hereby confirm your employment as Executive Vice President and Chief Operating Officer of MCM Capital Group, Inc. (the "Company"), on the terms and conditions set forth in this letter and in the attached "Employment Term Sheet." This letter and the Employment Term Sheet are collectively referred to as this "Agreement". Capitalized terms that are not defined herein shall have the meaning set forth in the Employment Term Sheet.

      1. During the term of your employment with the Company, you shall also serve as Executive Vice President and Chief Operating Officer of Midland Credit Management, Inc. and may also serve as an officer and/or director of certain other subsidiaries of the Company.

      2. This Agreement contains the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may only be amended, superseded or canceled and the terms hereof waived, by a written instrument signed by you and the Company, or in the case of a waiver, by the party waiving compliance.

      3. You will report to the Chief Executive Officer of the Company and your duties will be performed primarily at the Company's offices in the San Diego, California area. The Company shall furnish sufficient facilities, services, staffing and assistance to enable you to perform your duties hereunder. The term of your employment shall continue through May 22, 2003, provided that such term shall be automatically extended for successive one (l) year periods unless either you or the Company gives written notice to the other, at least ninety
(90) calendar days before such extension is to (or would) take effect, that they do not wish to extend (the "Term"). Your employment may be terminated prior to the expiration of the Term: (i) in the event that you shall die; (ii) in the event that you shall become Disabled (for purposes of this clause (ii), "Disabled" shall mean that you shall have failed, due to illness or other physical or mental incapacity, to render services of the character contemplated by this Agreement for an aggregate of more than ninety (90) calendar days during any twelve (12) month period); (iii) for "Cause" (as hereinafter defined); or (iv) in the event that you give written notice to the Company of your resignation.

      4. For purposes of this Agreement, "Cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a material adverse effect on the business or condition (financial or otherwise) of the Company; (ii) willful material misrepresentation at any time by you to the Chief Executive Officer of the Company, the Board of Directors of the Company (the "Board") or the Chairman of the Board; (iii) willful failure or refusal to comply with any of your obligations hereunder or with the reasonable and lawful instructions of the Board or the Chief Executive Officer; (iv) engagement by you in any conduct or the commission by you of any act which is in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of the Company or any of its material subsidiaries or affiliates; (v) indictment for any felony involving fraud or moral turpitude or conviction of or pleading guilty to any other felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure to substantially comply with any written lawful rules, regulations, policies or procedures of the Company furnished to you which, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its material subsidiaries or affiliates; or (vii) any willful failure to comply with the Company's, or any of its subsidiaries' or affiliates' policies regarding insider trading; provided, however, that in the case of clause (vi) of the definition of "Cause" set forth in this section, if your failure or refusal referred to therein is curable by you, then "Cause" shall not be deemed to exist unless you fail to so cure within five (5) business days of your receipt from the Company of a written request for such cure and such request to cure is the first such request delivered under this section with respect to such failure.

      5. If either (i) your employment is terminated "Without Cause" by the Company (as hereinafter defined) or (ii) there is a "Control Event," (as hereinafter defined) then in either event the Company shall pay to you a sum equal to your Base Salary in effect as of the effective date of such termination for the longer of (A) the then remaining effective Term, or (B) 12 months from the date of the termination of your employment, payable in semi-monthly installments commencing with the month after such termination. In addition, in the event of either of the foregoing, you will be entitled (i) to receive (A) payment of all accrued and unpaid vacation days and other benefits and reimbursements, and (B) within 30 days of such termination, a pro rata portion of your annual bonus for the portion of the calendar year that you worked for the Company prior to such termination of employment computed using the amount of your bonus for the prior calendar year, and (ii) at your election, to continue for a period of 18 months your coverage under all health, medical, disability and other similar insurance policies, pursuant to Section 4980B of the Internal Revenue Code, as amended, or under Part 6 of Title I of the Employment Retirement Income Security Act of 1974, as amended, provided to you by the Company, the cost of such coverage to be allocated between you and the Company in a manner consistent with the allocation of the costs thereof applicable prior to the termination of your employment. Terminated "Without Cause" shall mean (i) the termination of your employment for any reason other than (A) as set forth in clauses (i) - (iv) of Section 3 or (B) a decision by you or the Company to deliver the written notice referred to in the third sentence of Section 3, (ii) a substantial and material reduction of your responsibilities as Executive Vice President and Chief Operating Officer, (iii) a reduction in your Base Salary or (iv) a requirement that you relocate outside the San Diego, California metropolitan area without your consent. "Control Event" shall mean the occurrence of both (i) a "Change of Control" as defined on Annex A hereto, and (ii) within 12 months thereof, one of the events described in clauses (ii), (iii) or (iv) of the definition of "Without Cause" shall have occurred and within such twelve (12) month time period you shall have resigned from the Company. In consideration of the monies to be paid and the benefits to be provided to you, you agree to execute and deliver to the Company on or before any payment by the Company a release substantially in the form of Annex B hereto, failing which, except to the extent required by law, the Company shall be relieved of all of its obligations hereunder. Upon any termination of your employment with the Company, you will return to the Company, all Company/or its subsidiary-owned property, including, without limitation, credit cards, computers, cellular phones, files, etc.

      6. You acknowledge that as the Company's Executive Vice President and Chief Operating Officer you will be involved, at the highest level, in the development, implementation, and management of the Company's and its subsidiaries' businesses, strategies and plans, including those which involve the Company's and its subsidiaries' finances, marketing, industrial relations, operations, acquisitions, business models and programs. By virtue of your unique and sensitive position, your employment by a competitor of the Company or its subsidiaries represents a serious competitive danger to the Company and its subsidiaries and the use of your talent, knowledge, and information about the Company's and its subsidiaries' businesses, strategies, and plans can and would constitute a valuable competitive advantage over the Company and its subsidiaries. In view of the foregoing, you covenant and agree that during the term of your employment and, for the period during which you are receiving any payments pursuant to Section 5, you will not engage or be engaged in a similar capacity or responsibility as you served or performed for the Company, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner, financing source or stockholder (except as a passive investor owning less than one percent (1%) interest in a publicly held company) in the Collection Business. For purposes of this Section 6, "Collection Business" shall be defined as the business of purchasing and/or collecting charged off consumer debt. Notwithstanding the foregoing, if this Agreement is assigned by the Company as provided herein, the terms of this section shall not apply to any business engaged in by the assignee that is not related or similar to any business engaged in (or contemplated to be engaged in) by the Company at the time of such assignment.

      7. You agree to treat as confidential and not to disclose to anyone other than the Company, its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and at any time thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than the Company, its subsidiaries and affiliated companies, any information of a confidential nature relating in any way to the business of the Company, its subsidiaries or affiliated companies, or any of their respective affiliates, members, shareholders, officers, employees or directors, or any other Person having a direct business relationship with the Company or its subsidiaries, unless (i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You further agree, that in consideration of this Agreement, that you will refrain from engaging in any conduct or making any statement, written or oral, which are detrimental to the Company, its subsidiaries or affiliated companies or any of their respective affiliates, members, shareholders, officers, employees or directors, other than statements to the President, Chairman of the Board of the Company or the Board of Directors of the Company, or any member thereof.

      8. You agree that in addition to any other remedy provided at law or in equity (a) the Company shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provisions of the Paragraphs 6 and 7; and (b) the Company's remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of such violation, plus $100.00 and any earned but unpaid vacation or except as may be required by law) as a result of any willful or reckless material violation of such provisions.

      9. The provisions of the Sections 6, 7, 8, 10 and 13 of this Agreement shall specifically survive any termination of this Agreement.

      10. You agree that the Company may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority (each, a Taxing Authority) asserts a liability against the Company for failure to withhold taxes on any payment hereunder, you will pay to the Company the amount determined by such taxing authority that had not been withheld within ninety (90) days of notice to you of such determination. Such notice shall include a copy of any correspondence received from a Taxing Authority with respect to such withholding.

      11. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, return receipt requested. Any such notice shall be deemed given when so delivered personally, or, if mailed, on the earlier of actual receipt or the third (3rd) business day after the date of such mailing, (i) if to the Company, to the attention of the General Counsel at 5775 Roscoe Ct., San Diego, CA 92123, (with a copy to Snell & Wilmer, One Arizona Center, Phoenix, Arizona 85004, Attention: Steven D. Pidgeon, Esq.), and (ii) if to you, at the address first written above.

      12. This Agreement and your rights and obligations hereunder may not be assigned by you, provided that upon death your rights hereunder shall survive and may be assigned, or conveyed by will, trust or operation of law, including without limitation, intestate succession. The Company may assign this letter agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

      13. This letter agreement constitutes the entire agreement between you and Company with respect to the matters referred to herein and supersedes all prior agreements, whether written or oral with respect hereto, between the Company and you. This letter agreement shall be governed by the laws of the State of California, without regard to principles of conflicts of laws of such State. Each party agrees to reimburse the other for any reasonable attorneys' fees and expenses expended by it to enforce its rights hereunder if the other party willfully or recklessly breaches its obligations hereunder.

      If you agree with the terms of this Agreement, please date and sign the copy of this letter enclosed for that purpose and return it to me.

                                    Sincerely,

                                    MCM CAPITAL GROUP, INC.


                                    By: /s/ Eric D. Kogan
                                        -------------------
                                          Eric D. Kogan


Agreed and Accepted:



/s/ J. Brandon Black
-------------------------
J. Brandon Black

Date: March 20, 2002

                               J. BRANDON BLACK
                           EXECUTIVE VICE PRESIDENT
                         AND CHIEF OPERATING OFFICER
                                      OF
                           MCM CAPITAL GROUP, INC.
                       MIDLAND CREDIT MANAGEMENT, INC.


                            EMPLOYMENT TERM SHEET

      PROVISION                        TERM                            COMMENTS
      ---------                        ----                            --------
CONTRACT TERM              Initial Term through May          Automatic one (1) year
                           22, 2003                          extensions granted at the
                                                             end of such initial term and
                                                             each annual anniversary
                                                             thereafter, unless the
                                                             executive or the Company
                                                             gives notice ninety (90)
                                                             calendar days before such
                                                             extension is or would take
                                                             effect.
BASE SALARY                $225,000/year, to be paid         Subject to annual review
("Base Salary")            on a regular basis by the         during January of each year
                           Company in accordance with        commencing in 2003.
                           the Company's payroll
                           procedures and policies.
ANNUAL CASH                The executive shall be
INCENTIVE BONUS            eligible to receive annual
                           cash bonuses based on the
                           Company and individual
                           performance assessed for
                           each fiscal year relative to
                           objectives agreed to in
                           advance between the
                           executive and the Board;
                           provided that with respect
                           to the year ended December
                           31, 2001, the executive's
                           cash bonus shall be no less
                           than 50% of his Base Salary.

                           Executive's bonus target
                           shall be 100% of his Base
                           Salary.

STOCK OPTIONS              200,000 options with an           Additional grants to be
                           exercise price of                 considered annually.
                           $1.00/share.
                           50% will vest:                    The grant, vesting and
                             1/3 on May 23, 2000,            exercising of options shall
                             1/3 on May 23, 2001, and        be governed by the Company's
                             1/3 on May 23, 2002.            Equity Participation Plan,
                           25% will vest on May 23, 2003.    as it may be amended or

                           25% will vest on May 23,          restated from time to time
                           2004.                             and any Stock Option
                                                             Agreement between the
                                                             executive and the Company.

                                                             Options will vest on change
                                                             of control (as defined in
                                                             Annex A)
BENEFITS                   Benefits as are generally
                           made available to other
                           executives of the Company,
                           including participation in
                           the Company's
                           health/medical and
                           insurance programs.
VACATION                   4 weeks per year.                 Can carry forward any unused
                                                             days in accordance with
                                                             Company policy.
EXPENSES                   Reasonable and necessary
                           out-of-pocket expenses
                           incurred in the performance
                           of duties shall be
                           reimbursed by the Company
                           in accordance with its
                           policies.

                                                                         Annex A


For purposes of this Agreement, the term "Change of Control" shall mean and include any one or more of the following events:

      (i) the Company is merged into or consolidated with another corporation, in a transaction in which, upon completion, the Company's stockholders beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), less than 50% of the total voting securities entitled to vote generally in the election of directors of the surviving or resulting company outstanding;

      (ii) all or substantially all of the assets of the Company are acquired by another corporation;

      (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall acquire 50% or more of the Company's outstanding voting stock entitled to vote generally in the election of directors; or

      (iv) a majority of the Directors of the Company being Individuals not nominated by the Board of Directors.

      Notwithstanding the foregoing, the events described above shall not be deemed to be a "Change of Control" if they occur as a result of (i) a transaction involving any person (as defined in clause (iii) above) which is the beneficial owner (as defined in clause (i) above) as of the date of this Agreement, of more than 5% of the Company's outstanding voting stock entitled to vote generally in the election of directors or any "associate" or "affiliate" of such person (as such terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended) or (ii) in the case of clause (iii) above, a person acquiring such 50% ownership position as a result of the acquisition by the Company of its voting stock which reduces the number of outstanding shares of voting stock of the Company.

                                                                         Annex B
                               GENERAL RELEASE
                           AND COVENANT NOT TO SUE

      TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

      J. Brandon Black (the "Executive"), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable to the undersigned under that Letter Agreement dated as of May 22, 2000 (the "Employment Agreement") between Executive and MCM Capital Group, Inc. (the "Company"), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the "Company Group"), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 ("ADEA), as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations under the Employment Agreement or any rights to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group. The Executive further agrees that this General Release and Covenant to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, and this Covenant Not to Sue shall not affect the Executive's right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this Covenant from filing a charge with any relevant Federal, State or local administrative agency, but the Executive agrees not to participate in, and agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

      The Company, on its own behalf and on behalf of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and its past and present shareholders, employees, officers, directors, representatives and agents or any of them, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges Executive and his heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his affiliates and each of them (collectively, the "Executive Releasees") from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company or any of its subsidiaries ever had, now has or shall or may have or assert as of the date of this General Release against any of them, based on facts known to any executive officer of the Company as of the date of this General Release and Covenant Not to Sue (other than the Executive), including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to Executive's employment by the Company or any of its subsidiaries or the termination of that employment; provided, however, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to Executive's obligations under the Employment Agreement or any agreement governing the terms of any stock options granted to the Executive or impair the right or ability of the Company to enforce the terms thereof.

      In consideration for the amounts payable to the Executive under the Employment Agreement, the Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group in connection with all litigation relating to the activities of the Company and its affiliates during the period of the Executive's employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may request of the Executive in connection with such claims.

      In furtherance of their respective agreements set forth above, each of the Executive and the Company hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims which such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person's decision to give such a release. In connection with such waiver and relinquishment, each of the Executive and the Company acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each of the Executive and the Company to fully, finally and forever release all such matters, and all claims relative thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. In addition, and not by way of limitation to the foregoing, each of the Executive and the Company fully understands and knowingly and expressly waives its rights and benefits under Section 1542 of the California Civil Code or under any similar provision of law. Section 1542 of the California Civil Code states that:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Nothing in this paragraph is intended to expand the scope of the release as specified herein.

      This General Release shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be performed entirely within such State.

      To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release, which he has waived, and the Company agrees that the Executive may cancel this General Release at any time during the seven (7) days following the date on which this General Release has been signed by all parties to this General Release. In order to cancel or revoke this General Release, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release. If this General Release is timely cancelled or revoked, none of the provisions of this General Release shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in this General Release and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

      Each party agrees that as part of the consideration for this General Release, they will not make disparaging or derogatory remarks, whether oral or written, about the other party or its representatives.

      Each of the Executive and the Company acknowledge that they have entered into this General Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release.

      IN WITNESS WHEREOF, the parties hereto have caused this General Release to be executed on this _____ day of __________________, 200__.

                                          _____________________________________
                                          J. Brandon Black

                                          MCM CAPITAL GROUP, INC.

                                          By:__________________________________
                                          Name:
                                          Title: